SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 27, 2012

HOUSTON AMERICAN ENERGY CORP.
(Exact name of registrant as specified in Charter)

Delaware	1-32955	76-0675953
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

801 Travis Street, Suite 1425
Houston, Texas 77002
(Address of Principal Executive Offices)(Zip Code)

713-222-6966
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 27, 2012, Houston American Energy Corp. (the “Company”) received a letter (the “Letter”) from the NYSE MKT LLC (the “Exchange”) indicating that the Company was not in compliance with the continued listing standards set forth in Section 802(a) of the NYSE MKT Company Guide (the “Company Guide”), which section requires at least a majority of independent directors, and Section 802(B)(2)(a), which requires at least three members on a listed company’s audit committee.  The deficiencies in question arose from the previously reported resignation as a director of Richard Howe.

The Letter provides that such letter constitutes a warning issued to the Company pursuant to Section 1009(a)(i) of the Company Guide.

As noted in Item 5.02 below, on July 2, 2012, the Company appointed an additional independent director and audit committee member to cure the deficiencies noted in the Letter.

The Company issued a press release on July 2, 2012 relating to the foregoing matters.  A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2013, the Company’s Board of Directors appointed Keith Grimes as a Class A Director and as a member of the Company’s Audit Committee and Compensation Committee.

Mr. Grimes, age 55, is a seasoned energy industry executive. Since 2008, Mr. Grimes has served as Chief Executive Officer of Hamilton Group, an international service provider to oil and gas exploration and production companies offering specialized technical consulting and E&P technology to operators worldwide.  Prior to joining Hamilton Group, Mr. Grimes had a 28 year career in the oil and gas industry, most recently managing all eastern hemisphere operations of Expro Group, an Aberdeen, Scotland based global well testing and subsea engineering company, and previously serving in numerous leadership roles with Halliburton for 20 years.  Mr. Grimes holds a B.S. degree in Petroleum Engineering from Texas Tech University.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated July 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON AMERICAN ENERGY CORP.
Dated: July 2, 2012
	By:	/s/ James J. Jacobs
James J. Jacobs,
Chief Financial Officer